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                                                                 EXHIBIT 2(g)(6)




                AMENDMENT TO SUB-ADVISORY AGREEMENT BY AND AMONG
                          KIEWIT INVESTMENT FUND LLLP,
                        OFFIT HALL CAPITAL MANAGEMENT LLC
                                       AND
                                 PAYDEN & RYGEL

     Reference is made to the sub-advisory agreement ("Agreement") dated as of July 26, 2005, by and among Kiewit Investment Fund LLLP, a Delaware limited liability limited partnership (the "Fund"), Offit Hall Capital Management LLC, a Delaware limited liability company (the "Adviser"), and Payden & Rygel, a California corporation (the "Sub-Adviser"). Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

     WHEREAS, the Fund, the Adviser and the Sub-Adviser wish to amend the Agreement to change the fee schedule; and

     WHEREAS, the Directors of the Fund, including a majority of the Independent Directors, approved this Amendment at a meeting held on November 18, 2005;

     NOW, THEREFORE, pursuant to Section 6 of the Agreement, the Fund, the Adviser and the Sub-Adviser agree as follows:

     1. Attachment 2 to the Agreement shall be replaced in its entirety by the attached Attachment 2.

     2. Except as set forth herein, the provisions of the Agreement remain in full force and effect.

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     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed as of the 20th day of March, 2006.


                                          KIEWIT INVESTMENT FUND LLLP


                                          By: /s/ Denise Meredith
                                              ----------------------------------
                                          Name: Denise Meredith
                                          Title: CFO

                                          OFFIT HALL CAPITAL MANAGEMENT LLC


                                          By: /s/ Kathryn A. Hall
                                              ----------------------------------
                                          Name: Kathryn A. Hall
                                          Title: Co-CEO, CIO

                                          PAYDEN & RYGEL


                                          By: /s/ Mary Beth Syal
                                              ----------------------------------
                                          Name: Mary Beth Syal
                                          Title: Managing Principal



                                      -2-

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                                  ATTACHMENT 2

                                  FEE SCHEDULE

As consideration for the Sub-Adviser's services to the Fund, the Sub-Adviser shall receive from the Fund an annual Advisory Fee, accrued daily at the rate of 1/365th of the applicable Advisory Fee rate and payable on the first business day of each month. For the purposes of calculating the Advisory Fee, the value of the assets will be based on the average daily net assets during the month, obtained from a report issued by J.P. Morgan Investor Services Co. (or any successor administrator) and provided by the Fund. The Advisory Fee rates are as follows:

          FIXED INCOME ASSETS

          (i)      0.22 of 1% on the first $50,000,000 and

          (ii)     0.15 of 1% thereafter.

          CASH AND EQUIVALENT ASSETS

          (i)      0.15 of 1% on all assets





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